Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

LINN ENERGY, INC.

and

RIVIERA RESOURCES, INC.

Dated as of August 7, 2018

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	General	2
Section 1.2	References; Interpretation	13

ARTICLE II

THE SEPARATION

Section 2.1	General	13
Section 2.2	Separation Transactions; Transfer of Assets; Assumption of Liabilities	14
Section 2.3	Limitation of Liability	15
Section 2.4	Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time	15
Section 2.5	Conveyancing and Assumption Instruments	17
Section 2.6	Further Assurances	17
Section 2.7	Disclaimer of Representations and Warranties	18

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1	Certificate of Incorporation; Bylaws	18
Section 3.2	Directors	18
Section 3.3	Officers	18
Section 3.4	Resignations	18
Section 3.5	Reimbursement	19
Section 3.6	Ancillary Agreements	19
Section 3.7	Employee Matters	19

ARTICLE IV

THE DISTRIBUTION

Section 4.1	Stock Dividend to Linn	20
Section 4.2	Actions in Connection with the Distribution	21
Section 4.3	Sole Discretion of Linn	21
Section 4.4	Conditions to Distribution	21

ARTICLE V

CERTAIN COVENANTS

Section 5.1	Cooperation	22

i

ii

Schedules

Schedule 1.1(24)	Continuing Arrangements
Schedule 1.1(61)(i)	Linn Liabilities
Schedule 1.1(90)(iv)	SpinCo Group Assets
Schedule 1.1(96)	SpinCo Group Business Entities
Schedule 1.1(98)(i)	SpinCo Liabilities
Schedule 9.6	Policies
Schedule 10.5	Expenses

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of August 7, 2018, by and between Riviera Resources, Inc., a Delaware corporation (“SpinCo”), and Linn Energy, Inc., a Delaware corporation (“Linn”). SpinCo, on the one hand, and Linn, on the other hand, are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, on July 25, 2018, pursuant to the Merger Agreement (as defined below), LINN Energy, Inc., a Delaware corporation formed on February 14, 2018 (“Old LINN”), merged with and into Linn Merger Sub #1, LLC, a Delaware limited liability company (“Merger Sub”), with Merger Sub surviving as a wholly owned subsidiary of Linn and the stockholders of Old LINN receiving Class A common stock, par value $0.001 per share, in Linn (“Linn Common Stock”) as merger consideration (the “F-Reorganization”);

WHEREAS, immediately following the F-Reorganization, Linn caused the 50% equity interest in Roan Resources held by Roan Holdco, LLC to be distributed to Linn;

WHEREAS, on or prior to the date hereof, Riviera Resources, LLC (the “Predecessor”) converted from a Delaware limited liability company to a Delaware corporation and changed its name to “Riviera Resources, Inc.” (the “Conversion”), and in connection with the Conversion, all of the outstanding membership interests in the Predecessor were converted into shares of common stock, par value $0.01 per share, in SpinCo (“SpinCo Common Stock”);

WHEREAS, on the terms and subject to the conditions contained herein, the Parties shall separate the Roan Business (as defined below) and the SpinCo Business (as defined below) by means of the Distribution (as defined below), all as more fully described in this Agreement and the agreements and actions contemplated by this Agreement (the “Separation”);

WHEREAS, in order to effect the Separation, immediately prior to the Effective Time (as defined below), Linn will distribute to the holders of outstanding shares of Linn Common Stock, on a pro rata basis (without consideration being paid by such stockholders), all of the outstanding shares of SpinCo Common Stock;

WHEREAS, the board of directors of Linn (the “Linn Board of Directors”) has approved the Separation; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution, and to set forth certain other agreements that will, following the Distribution, govern certain other matters relating to the Separation and the Distribution and the relationship of Linn, SpinCo and their respective Affiliates.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:

(1)    “2018 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 7.2(b).

(2)    “Action” shall mean any demand, action, claim, suit, countersuit, charge, complaint, arbitration, inquiry, subpoena, proceeding or investigation by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(3)    “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise; provided, however, that (i) Linn and the other members of the Linn Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group and (ii) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Linn or any of the other members of the Linn Group.

(4)    “Agreement” shall have the meaning set forth in the preamble.

(5)    “Agreement Disputes” shall have the meaning set forth in Section 8.1.

(6)    “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Assignment Agreement, the Tax Matters Agreement and the Transition Services Agreement.

(7)    “Assignment Agreement” shall mean the Assignment Agreement by and between Linn and SpinCo, substantially in the form attached hereto as Exhibit A.

(8)    “Assets” shall mean assets, properties, claims and other rights (including goodwill), wherever located (including in the possession of suppliers, distributors, vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including (but not limited to) the following:

(i)    all accounting and other legal and business books, records, ledgers and files, whether paper, electronic or any other form;

(ii)    all apparatuses, computers and other electronic data processing and communications equipment, electronic storage equipment, fixtures, machinery, furniture, office equipment, automobiles, trucks, vessels, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other equipment and tangible personal property;

(iii)    all inventories of work-in-process and finished products and goods, materials, parts, raw materials and supplies;

(iv)    all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v)    all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi)    all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii)    all deposits, letters of credit and performance and surety bonds;

(viii)    all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)    all Intellectual Property;

(x)    all Software;

(xi)    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, formulations, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii)    all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii)    all rights under Contracts, all rights in connection with any bids or offers, and all claims or rights against any Person, choses in action or similar rights, whether sounding in tort, contract or otherwise, and whether accrued or contingent;

(xiv)    all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv)    all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi)    all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(xvii)    all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

The rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes, or any refunds or benefits related thereto, shall not be treated as Assets.

(9)    “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(10)    “Audit” shall have the meaning set forth in the Tax Matters Agreement.

(11)    “Audited Party” shall have the meaning set forth in Section 7.2(c).

(12)    “Blue Mountain Credit Agreement” shall mean the Credit Agreement by and among Blue Mountain Midstream LLC, as borrower, Royal Bank of Canada, as administrative agent, and certain other financial institutions party thereto, as lenders.

(13)    “Business” shall mean the Roan Business or the SpinCo Business, as applicable.

(14)    “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(15)    “Business Entity” shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

(16)    “Claims Administration” shall mean the processing of claims made under the Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(17)    “Closing Linn Expenses Amount” shall mean the aggregate amount of fees, costs and expenses actually incurred by Linn during the Pre-Consolidation Period, to be determined in good faith by the Parties no later than the Business Day prior to the Consolidation Date. For the avoidance of doubt, the “Closing Linn Expenses Amount” shall exclude the amount of any fees, costs and expenses actually incurred by any Subsidiary of Linn, including Roan Resources, during the Pre-Consolidation Period.

(18)    “Code” shall have the meaning set forth in the preamble.

(19)    “Code Section 409A” shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.

(20)    “Commission” shall mean the United States Securities and Exchange Commission.

(21)    “Confidential Information” shall mean all non-public, confidential or proprietary Information of or concerning (a) a Party and/or any member of its Group or their past, current or future activities, businesses, finances, Assets, Liabilities or operations or (b) any third party who has provided Information to a Party and/or any member of its Group in confidence, except, in each case, for any Information that is (i) in the public domain or available to the public through no fault of the Party or any member of its Group to which it was furnished or their authorized recipients of the Information, (ii) lawfully acquired after the Effective Time by the Party or any member of its Group to which it was furnished from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the Party or any member its Group to which it was furnished after the Effective Time without use of or reference to any Confidential Information.

(22)    “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(23)    “Consolidation Date” shall mean the closing date of the proposed reorganization transaction involving Linn, Roan Holdings and Roan Resources as contemplated by the proposed Master Reorganization Agreement by and among Linn, Roan Holdings and Roan Resources.

(24)    “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(24) and such other commercial arrangements among the Parties (and/or the members of their respective Groups) that are intended to survive and continue following the Effective Time.

(25)    “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, guarantee, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking (whether written or oral and whether express or implied).

(26)    “Conversion” shall have the meaning set forth in the recitals.

(27)    “CPR” shall have the meaning set forth in Section 8.2.

(28)    “D&O Policies” shall mean the Policies set forth on Schedule 9.6 under the heading “D&O Policies.”

(29)    “Disclosure Documents” shall mean any registration statement (including any registration statement on Form S-1, Form S-3 or Form 10) or other document filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(30)    “Distribution” shall mean the distribution on the Distribution Date to holders of record of shares of Linn Common Stock as of the Record Date of the SpinCo Common Stock owned by Linn on the basis of one (1) share of SpinCo Common Stock for every one (1) outstanding share of Linn Common Stock.

(31)    “Distribution Agent” shall mean American Stock Transfer & Trust Company, LLC.

(32)    “Distribution Date” shall mean the date on which the Distribution to the Holders of Linn Common Stock is effective.

(33)    “Effective Time” shall mean the time at which the Distribution occurs on the Distribution Date (or such other time as may be agreed to in writing by the Parties).

(34)    “Estimated Linn Expenses” shall mean the aggregate estimated fees, costs and expenses expected to be incurred by Linn during the Pre-Consolidation Period, as determined by the Parties on or prior to the Distribution Date. For the avoidance of doubt, the amount of Estimated Linn Expenses shall (i) equal the Retained Amount, (ii) exclude the amount of any fees, costs and expenses expected to be incurred by any Subsidiary of Linn, including Roan Resources, during the Pre-Consolidation Period, and (iii) exclude any fees, costs and expenses related to Taxes, which shall be governed by the Tax Matters Agreement.

(35)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(36)    “Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of August 4, 2017, as amended, among LINN Energy Holdco II, LLC, as borrower, LINN Energy Holdco, LLC, as parent, Linn Energy, Inc., Royal Bank of Canada, as administrative agent, Citibank, N.A., as syndication agent, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and PNC Bank National Association, as co-documentation agents, and the lenders party thereto.

(37)    “F-Reorganization” shall have the meaning set forth in the recitals.

(38)    “Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, government action or inaction, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

(39)    “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(40)    “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitration tribunal or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(41)    “Group” shall mean (i) with respect to Linn, the Linn Group, and (ii) with respect to SpinCo, the SpinCo Group.

(42)    “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and/or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages awarded to any third party against an Indemnitee) and excluding Taxes (other than Taxes arising with respect to a non-Tax claim). In addition, “Indemnifiable Losses” shall not include any non-cash costs or charges, except to the extent such non-cash costs or charges result in a cash payment by the applicable Indemnitee.

(43)    “Indemnifying Party” shall have the meaning set forth in Section 6.4(a).

(44)    “Indemnitee” shall have the meaning set forth in Section 6.4(a).

(45)    “Indemnity Payment” shall have the meaning set forth in Section 6.8(a).

(46)    “Information” shall mean information and data, whether or not patentable or copyrightable, in written, oral, electronic, computerized or digital, or other tangible or intangible forms, stored in any medium, including studies, reports, records, ledgers, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, artwork, models, prototypes, samples, policies, procedures and manuals, flow charts, product literature, files, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, correspondence, communications (including attorney-client privileged communications), memos and other materials of any nature, including operational, technical or legal, and other technical, financial, employee or business information or data, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys, credit-related information and customer information.

(47)    “Inseparable Insured Claim” shall have the meaning set forth in Section 9.4.

(48)    “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(49)    “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

(50)    “Intellectual Property” shall mean all intellectual property and proprietary rights of any kind or nature, including all U.S. and non-U.S. (i) patents, patent applications, patent disclosures, inventions, invention disclosures, utility models and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrighted works, including software, code, compilations and documentation, website and mobile media content, photography, graphics and advertising materials, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, data and databases, (vii) trade secrets and all other confidential information, including technology, know-how, inventions, proprietary processes, formulae, models, methodologies, discoveries, techniques, designs, specifications and drawings, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) all rights in the foregoing and in other similar intangible assets, (xi) all applications and registrations for, and renewals of, the foregoing, (xii) all foreign counterparts of the foregoing and (xiii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(51)    “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, act, ordinance, regulation, rule, regulation, code, order, judgment, injunction, ruling, decree, writ, treaty (including any income tax treaty) or requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(52)    “Liabilities” shall mean any and all debts, assurances, commitments, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract, release or warranty, or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(53)    “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in The Wall Street Journal.

(54)    “Linn” shall have the meaning set forth in the preamble.

(55)    “Linn Assets” shall mean all Assets of Linn, SpinCo and their respective subsidiaries, excluding the SpinCo Assets.

(56)    “Linn Board of Directors” shall have the meaning set forth in the recitals.

(57)    “Linn Common Stock” shall have the meaning set forth in the recitals.

(58)    “Linn Equity and Incentive Plan” shall mean the Linn Energy, Inc. 2017 Omnibus Incentive Plan, as amended from time to time.

(59)    “Linn Group” shall mean Linn and each Person that is a direct or indirect Subsidiary of Linn (other than any member of the SpinCo Group), including Roan Resources.

(60)    “Linn Indemnitees” shall mean Linn, each member of the Linn Group, each of their respective directors, officers, employees and agents and each of the respective heirs, executors, successors and assigns of any of the foregoing.

(61)    “Linn Liabilities” shall mean:

(i)    the Liabilities listed or described on Schedule 1.1(61)(i); and

(ii)    any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by Linn or any member of the Linn Group, and all agreements, obligations and other Liabilities of Linn or any member of the Linn Group under this Agreement or any of the Ancillary Agreements.

The rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes, or any refunds or benefits related thereto, shall not be treated as Linn Liabilities.

(62)    “Linn RSU” shall mean a vested or unvested stock-settled restricted stock unit (granted with reference to shares of Linn Common Stock) subject only to time-vesting conditions pursuant to the applicable award agreement issued under the Linn Equity and Incentive Plan, which is outstanding immediately prior to the Effective Time.

(63)    “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 25, 2018, among Old LINN, Merger Sub and Linn.

(64)    “Merger Sub” shall have the meaning set forth in the recitals.

(65)    “Old LINN” shall have the meaning set forth in the recitals.

(66)    “Other Expenses” shall have the meaning set forth in Section 10.5.

(67)    “Other Party’s Auditors” shall have the meaning set forth in Section 7.2(c).

(68)    “Party” and “Parties” shall have the meaning set forth in the preamble.

(69)    “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(70)    “Policies” shall mean all insurance policies and insurance Contracts of any kind (including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements), current or past (to the extent any such past policy or Contract still provides for benefits), which are or at any time were maintained by or on behalf of or for the benefit or protection of Linn, its Subsidiaries or any of their predecessors which relate to the Roan Business or the SpinCo Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including those insurance policies and insurance contracts set forth on Schedule 9.6.

(71)    “Post-Spin Linn RSU” shall have the meaning set forth in Section 3.7(a)(i) hereof.

(72)    “Pre-Consolidation Period” shall mean the period from the Effective Time to, but not including, the Consolidation Date.

(73)    “Predecessor” shall have the meaning set forth in the recitals.

(74)    “Privilege” shall have the meaning set forth in Section 7.9(a).

(75)    “Privileged Information” shall have the meaning set forth in Section 7.9(a).

(76)    “Recipients” shall have the meaning set forth in Section 7.8(a).

(77)    “Record Date” shall mean August 3, 2018.

(78)    “Records” shall mean any Contracts, documents, books, records or files, including all books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

(79)    ”Retained Amount” shall mean an amount in cash equal to $40,000,000.

(80)    “Roan Business” shall mean the business of Roan Resources, which business is conducted entirely through Linn’s 50% equity interest in Roan Resources.

(81)    “Roan Holdings” shall mean Roan Holdings, LLC, a Delaware limited liability company.

(82)    “Roan Resources” shall mean Roan Resources LLC, a Delaware limited liability company.

(83)    “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(84)    “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(85)    “Separation” shall have the meaning set forth in the recitals.

(86)    “Separation Expenses” shall mean an amount in cash set forth under on Schedule 10.5.

(87)    “Separation Transactions” shall have the meaning set forth in Section 2.2(a).

(88)    “Software” shall mean all computer software, including source code, object code, executable code, firmware, systems, tools, and all information and documentation (including manuals) related to any of the foregoing.

(89)    “SpinCo” shall have the meaning set forth in the preamble.

(90)    “SpinCo Assets” shall mean, without duplication:

(i)    the ownership interests in those Business Entities that are included in the definition of SpinCo Group including those Business Entities set forth on Schedule 1.1(96) in the definition of SpinCo Group;

(ii)    any and all Assets reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for SpinCo or any member of the SpinCo Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iii)    subject to Article IX, any and all rights of any member of the SpinCo Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence Policies;

(iv)    the Assets set forth on Schedule 1.1(90)(iv), and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by SpinCo or any other member of the SpinCo Group;

(v)    any and all furnishings and office equipment, including information technology hardware, located at a physical site of which the ownership or leasehold interest is being Transferred to or retained by SpinCo; and

(vi)    any and all other Assets owned or held immediately prior to the Effective Time by Linn or any of its Subsidiaries (including, prior to the Distribution Date, SpinCo or any of its Subsidiaries) primarily relating to or used in the SpinCo Business. The intention of this clause (viii) is only to rectify any inadvertent omission or Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a SpinCo Asset. No Asset shall be deemed a SpinCo Asset solely as a result of this clause (vi) unless a claim with respect thereto is made by SpinCo within the applicable time period(s) established by Section 2.4(e).

Notwithstanding the foregoing, the SpinCo Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Linn Group.

(91)    “SpinCo Balance Sheet” shall mean the condensed consolidated balance sheet of the Predecessor, including the notes thereto, included in the final version of the SpinCo Prospectus, as filed with the SpinCo Form S-1.

(92)    “SpinCo Business” shall mean any business of Linn and its Subsidiaries prior to the Separation other than the Roan Business.

(93)    “SpinCo Common Stock” shall have the meaning set forth in the recitals.

(94)    “SpinCo Equity and Incentive Plan” shall mean the Riviera Resources, Inc. 2018 Omnibus Incentive Plan, as amended from time to time.

(95)    “SpinCo Form S-1” shall mean the Registration Statement on Form S-1 (File No. 333-225927), as amended or supplemented, filed by the Predecessor with the Commission in connection with the Distribution.

(96)    “SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including those entities identified on Schedule 1.1(96), even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

(97)    “SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their Affiliates and each member of the SpinCo Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the respective heirs, executors, successors and assigns of any of the foregoing.

(98)    “SpinCo Liabilities” shall mean:

(i)    any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(98)(i) hereto) as Liabilities to be Assumed by any member of the SpinCo Group, and all obligations and Liabilities expressly Assumed by any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(ii)    any and all Liabilities primarily relating to, arising out of or resulting from:

(a)    the operation or conduct of the SpinCo Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SpinCo Business);

(b)    the operation or conduct of any business conducted by any member of the SpinCo Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SpinCo Business); or

(c)    any and all SpinCo Assets, whether arising before, on or after the Effective Time;

(iii)    any and all Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the SpinCo Group or indebtedness (regardless of the issuer of, or obligor under, such indebtedness) relating to the SpinCo Business or any indebtedness (regardless of the issuer of, or obligor under, such indebtedness) secured by any of the SpinCo Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such); and

(iv)    any and all Liabilities reflected as liabilities or obligations on the SpinCo Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet.

Notwithstanding anything to the contrary herein, the SpinCo Liabilities shall not include:

(x)

any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Linn Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement;

(y)	any Liabilities listed on Schedule (62)(i) as “Linn Liabilities”; and

(z)	any Contracts expressly Assumed by any member of the Linn Group under this Agreement or any of the Ancillary Agreements.

The rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as SpinCo Liabilities.

(99)    “SpinCo Prospectus” shall mean the prospectus that forms a part of the SpinCo Form S-1, including any amendment or supplement thereto.

(100)    “SpinCo RSU” shall mean a vested or unvested stock-settled restricted stock unit (granted with reference to shares of SpinCo Common Stock) issued under the SpinCo Equity and Incentive Plan.

(101)    “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(102)    “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(103)    “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Linn and SpinCo.

(104)    “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(105)    “Third Party Claim” shall have the meaning set forth in Section 6.4(b).

(106)    “Third Party Proceeds” shall have the meaning set forth in Section 6.8(a).

(107)    “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(108)    “Transfer” shall have the meaning set forth in Section 2.2(b)(i).

(109)    “Transition Services Agreement” shall mean the Transition Services Agreement by and between Linn and SpinCo.

Section 1.2    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

THE SEPARATION

Section 2.1    General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby (as promptly as reasonably practicable), including the Separation Transactions. It is the intent of the Parties that after consummation of the transactions contemplated hereby, including the Separation Transactions, subject to Section 2.4, (i) Linn shall directly own a 50% equity interest in Roan Resources, all of Linn’s and its Subsidiaries’ right, title and interest in and to the Linn Assets will be owned or held by a member of the Linn Group, the Roan Business will be conducted by the members of the Linn Group and the Linn Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the Linn Group, and (ii) SpinCo shall, directly or indirectly, own all of the equity interests of each member of the SpinCo Group (other than SpinCo), all of Linn’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets will be owned or held by a member of the SpinCo Group, the SpinCo Business will be conducted by the members of the SpinCo Group and the SpinCo Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the SpinCo Group.

Section 2.2    Separation Transactions; Transfer of Assets; Assumption of Liabilities.

(a)    Separation Transactions. On or prior to the Effective Time and to the extent not already completed, Linn and its Subsidiaries shall take steps (which may include the transfer of shares or other equity interests, the formation of new entities and/or the declaration and payment of dividends or other distributions) as may be necessary or desirable to effect (i) the F-Reorganization; (ii) the distribution to Linn of all of the outstanding membership interests in Roan Resources held by Roan Holdco, LLC; (iii) the distribution to Linn of all of the outstanding membership interests in the Predecessor; (iv) the Conversion; and (v) the assignment by Linn to SpinCo of all of the outstanding membership interests in Merger Sub pursuant to the Assignment Agreement (the transactions in clauses (i) through (v) of this Section 2.2(a), the “Separation Transactions”), and any additional immaterial and/or ministerial steps that are otherwise required in order to effect the Separation Transactions, in order to cause (A) Linn to directly own the 50% equity interest in Roan Resources and (B) SpinCo to, directly or indirectly, own all of the equity interests of each member of the SpinCo Group (other than SpinCo). In the event such steps are not able to be completed by the Effective Time, the Parties shall use their commercially reasonable efforts to effect other actions following the Effective Time in accordance with, and subject to the limitations of, Section 2.4 to cause the result set forth above.

(b)    Transfer of Other Assets. Prior to the Effective Time and to the extent not already completed, in accordance with the Separation Transactions:

(i)    Linn shall, and shall cause the applicable members of the Linn Group to, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”), to SpinCo or the applicable member of the SpinCo Group all of Linn’s and the applicable Linn Group members’ respective right, title and interest in and to the SpinCo Assets; and

(ii)    SpinCo shall, and shall cause the applicable members of its Group to, as applicable, Transfer to Linn or the applicable member of the Linn Group all of SpinCo’s and the applicable SpinCo Group members’ respective right, title and interest in and to the Linn Assets.

(c)    Assumption of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, in accordance with the Separation Transactions, (i) Linn shall, or shall cause a member of the Linn Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Linn Liabilities, and (ii) SpinCo shall, or shall cause a member of the SpinCo Group to, Assume all the SpinCo Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined and (D) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Linn Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(d)    Consents. The Parties shall use their commercially reasonable efforts to obtain the required Consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof, as contemplated by this Agreement, prior to the Effective Time, or, pursuant to Section 2.7, following the Effective Time.

(e)    Other. SpinCo hereby waives compliance by each and every member of the Linn Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Linn hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Linn Assets to any member of the Linn Group.

Section 2.3    Limitation of Liability.

(a)    Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in any Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b)    Except as set forth in Section 2.3(c), neither Party nor any member of its Group shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, the Merger Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Separation Transactions).

(c)    The provisions of Section 2.3(b) shall not apply to any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Linn Assets or Linn Liabilities, or SpinCo Assets or SpinCo Liabilities, such Contracts shall be assigned or retained pursuant to this Article II).

Section 2.4    Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)    To the extent that any Transfers of Assets (including any entity) or Assumption of Liabilities contemplated by this Article II or any other Ancillary Agreement shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable.

(b)    In the event that any such Transfer of Assets (including any entity) or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability and (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.7, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Linn Group or the SpinCo Group, as applicable, entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the

Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(c)    If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.4(a), are obtained or satisfied, as applicable, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any cost on any Party (other than de minimis costs), be deemed to be effective as of the Effective Time.

(d)    Except as otherwise stated herein or in any Ancillary Agreement, the Party retaining any Asset (including any entity) or Liability shall not be obligated to expend any money to Transfer such Asset to such other Party unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(e)    On and prior to the eighteen (18) month anniversary following the Effective Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt) any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Effective Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the other Party or the Subsidiary of the other Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Linn Asset or SpinCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities.

(f)    After the Effective Time, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the Effective Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by the other Party and not unambiguously intended for the other Party, any member of such Party’s Group or any of their respective officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.6. The provisions of this Section 2.4(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(g)    Each of Linn and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) any Transferred deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) any Transferred deferred Liabilities as liabilities having been Assumed and owed by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of an Audit relating to Taxes).

Section 2.5    Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof (but subject to Section 2.4), such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to the Laws of one of the states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyancing deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located.

Section 2.6    Further Assurances.

(a)    In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.4, each of the Parties shall cooperate with each other and use (and will cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law, regulations or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, subject to Section 2.4, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals of, any Governmental Entity or any other Person under any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, subject to Section 2.7, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so, other than zoning, entitlement, building and other land use regulations.

Section 2.7    Disclaimer of Representations and Warranties. EACH OF LINN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LINN GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY CONTINUING ARRANGEMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS, ANY CONTINUING ARRANGEMENT, THE MERGER AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN AND (II) ANY NECESSARY CONSENTS, NOTICES OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR MADE, OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT THAT IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1    Certificate of Incorporation; Bylaws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and Bylaws filed by the Predecessor with the Commission as exhibits to the SpinCo Form S-1.

Section 3.2    Directors. On or prior to the Distribution Date, Linn shall take all necessary action (i) to procure the resignations of Mark E. Ellis and David B. Rottino from the Linn Board of Directors and (ii) to cause the board of directors of SpinCo to consist, as of the Effective Time, of the individuals identified in the SpinCo Prospectus as directors of SpinCo.

Section 3.3    Officers. On or prior to the Distribution Date, Linn shall take all necessary action (i) to appoint David B. Rottino as Chief Executive Officer and President of Linn, and James G. Frew as Executive Vice President and Chief Financial Officer of Linn, and (ii) to cause the individuals identified in the SpinCo Prospectus to be appointed as officers of SpinCo as of or prior to the Effective Time.

Section 3.4    Resignations. Except as otherwise provided in Sections 3.3, on or prior to the Distribution Date or as soon as practicable thereafter, SpinCo shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Linn Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Linn Group in which they serve.

Section 3.5    Reimbursement. In the event that the Retained Amount exceeds the Closing Linn Expenses Amount as of the Business Day prior to the Consolidation Date, Linn shall promptly reimburse SpinCo (no later than two Business Days following the Consolidation Date), the amount of such difference on a dollar-for-dollar basis.

Section 3.6    Ancillary Agreements. At or prior to the Effective Time, each of Linn and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of its respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 3.7    Employee Matters.

(a)    Restricted Stock Units. Except as otherwise agreed between Linn and the holder of a Linn RSU in writing:

(i)    At or prior to the Effective Time, Linn shall take all actions necessary such that, as of the Effective Time, by virtue of the Distribution, each holder of a Linn RSU shall (A) continue to hold such Linn RSU (with the number of shares of Linn Common Stock to which such Linn RSU relates unchanged as a result of the Distribution) (a “Post-Spin Linn RSU”), and (B) receive a SpinCo RSU (with the number of shares of SpinCo Common Stock to which such SpinCo RSU relates, rounded down to the nearest whole number of shares, equal to the number of shares of SpinCo Common Stock the holder of such Linn RSU would have been entitled to receive in the Distribution had the shares subject to such Linn RSU represented outstanding shares of Linn Common Stock).

(ii)    Effective as of the Effective Time, each Post-Spin Linn RSU (whether vested or unvested) shall fully vest and be settled in Linn Common Stock.

(iii)    Each SpinCo RSU shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Linn RSU immediately prior to the Effective Time and will not accelerate in connection with the Distribution.

(b)    Equity and Incentive Plans.

(i)    Prior to the Effective Time, Linn, as the sole stockholder of SpinCo, shall cause SpinCo to adopt the SpinCo Equity and Incentive Plan, and shall, in such capacity, approve its adoption to be effective as of the Effective Time. SpinCo shall grant each SpinCo RSU under the SpinCo Equity and Incentive Plan and related award agreement which shall provide that the terms and conditions applicable to the SpinCo RSUs shall be the same as those applicable to the corresponding Linn RSUs, including vesting provisions (as set forth in the applicable plan, award agreement or the award holder’s then applicable employment agreement).

(ii)    Upon the settlement of a Post-Spin Linn RSU, regardless of the holder thereof, Linn shall be solely responsible for the issuance of Linn Common Stock (or the payment of cash, if applicable), and for ensuring the withholding of all applicable Taxes on behalf of the employing entity of such holder and the remittance of such withholding Taxes to the employing entity of such holder; and the employing entity shall be solely responsible for promptly remitting such withheld amounts, along with the employer’s portion of any applicable payroll Taxes due with respect to the exercise or vesting and settlement of such equity award, to the appropriate governmental entity. In order to ensure the proper amount of all applicable Taxes is withheld with respect to the settlement of Post-Spin Linn RSUs held by current or former SpinCo employees, SpinCo shall have a reasonable opportunity to review and, if necessary, request that Linn adjust the proposed withholding amount, which request Linn shall honor absent manifest error on SpinCo’s part. After the Effective Time and following the settlement of all Post-Spin Linn RSUs, the Linn Equity and Incentive Plan shall be terminated.

(iii)    Upon the settlement of a SpinCo RSU, regardless of the holder thereof, SpinCo shall be solely responsible for the issuance of SpinCo Common Stock, and for ensuring the withholding of all applicable Taxes on behalf of the employing entity of such holder and the remittance of such withholding Taxes to the employing entity of such holder; and the employing entity shall be solely responsible for promptly remitting such withheld amounts, along with the employer’s portion of any applicable payroll Taxes due with respect to the exercise or vesting and settlement of such equity award, to the appropriate governmental entity. In order to ensure that the proper amount of all applicable Taxes is withheld with respect to the settlement of SpinCo RSUs held by current or former Linn employees, Linn shall have a reasonable opportunity to review and, if necessary, request that SpinCo adjust the proposed withholding amount, which request SpinCo shall honor absent manifest error on Linn’s part.

(iv)    Notwithstanding anything to the contrary contained herein, the provisions of this Section 3.7(b) shall be applied in a manner consistent with Code Section 409A and shall be modified, without the requirement of any further action by SpinCo or Linn, to the extent necessary to comply with Code Section 409A.

ARTICLE IV

THE DISTRIBUTION

Section 4.1    Stock Dividend to Linn. On or prior to the Distribution Date, Linn shall cause the Distribution Agent to distribute, on a pro rata basis, all of the outstanding shares of SpinCo Common Stock then owned by Linn to holders of Linn Common Stock on the Record Date, and to credit the appropriate number of such shares of SpinCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of SpinCo Common Stock. SpinCo will not issue paper stock certificates in respect of the shares of SpinCo Common Stock. For stockholders of Linn who own Linn Common Stock through a broker or other nominee, their shares of SpinCo Common Stock shall be credited to their respective accounts by such broker or nominee. Each holder of Linn Common Stock on the Record Date (or such holder’s designated transferee or transferees, as applicable) shall be entitled to receive in the Distribution one (1) share of SpinCo Common Stock for every one (1) share of Linn Common Stock held by such stockholder. Except as otherwise provided in the Tax Matters Agreement, no action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of SpinCo Common Stock such stockholder is entitled to in the Distribution.

Section 4.2    Actions in Connection with the Distribution.

(a)    SpinCo shall file such amendments and supplements to the SpinCo Form S-1 as Linn may reasonably request, and such amendments as may be necessary or appropriate in order to cause the SpinCo Form S-1 to become and remain effective as required by Law, including filing such amendments and supplements to the SpinCo Form S-1 as may be required by the Commission or federal, state or other applicable securities Laws. Promptly after receiving a request from Linn, to the extent requested, SpinCo shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Linn determines is necessary or desirable to effectuate the Distribution, and Linn and SpinCo shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable. Linn and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction in connection with the Distribution).

(b)    SpinCo shall mail to the holders of Linn Common Stock, at such time on or prior to the Distribution Date as Linn shall determine, the SpinCo Prospectus, as well as any other information concerning SpinCo, its business, operations and management, the Separation and such other matters as Linn shall reasonably determine are necessary and as may be required by the Commission or federal, state or other applicable securities Laws.

(c)    SpinCo shall also cooperate with Linn in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation or other transactions contemplated by this Agreement and the Ancillary Agreements.

(d)    SpinCo shall prepare and file, and shall use commercially reasonable efforts to have approved, an application for the quotation on the OTCQX Market of the SpinCo Common Stock to be distributed in the Distribution.

(e)    Nothing in this Section 4.2 shall be deemed, by itself, to shift Liability for any portion of the SpinCo Form S-1 or SpinCo Prospectus to Linn.

Section 4.3    Sole Discretion of Linn. Linn shall, until the Effective Time, in its sole and absolute discretion, determine the Distribution Date and any and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Linn may, in accordance with Section 10.11, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

Section 4.4    Conditions to Distribution. The consummation of the Distribution shall be conditioned upon the satisfaction (or waiver by each Party) of each of the following conditions:

(a)    The SpinCo Form S-1 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(b)    Prior to the Distribution Date, the SpinCo Prospectus shall have been mailed to the holders of Linn Common Stock.

(c)    Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

(d)    No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution.

(e)    The Board of Directors of Linn shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion.

(f)    All conditions precedent to that certain Second Amendment, dated as of April 30, 2018, to the Existing Credit Agreement that are necessary to effectuate the Distribution shall have been satisfied or waived in accordance with the terms of such amendment.

(g)    Each Ancillary Agreement shall have been executed by each party thereto.

ARTICLE V

CERTAIN COVENANTS

Section 5.1    Cooperation. In addition to the rights and obligations set forth in the Transition Services Agreement, from the Effective Time until the six (6) month anniversary of the Consolidation Date, each Party shall, and shall cause its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of their respective Groups) in connection with the completion of the Separation (including assisting in the preparation of the Distribution), the Distribution and the other matters contemplated by this Agreement and the Ancillary Agreements, (ii) provide knowledge transfer regarding its respective Business at the reasonable request of the other Party, (iii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent company, in each case at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs incurred by any such Party, if applicable (including but not limited to fees of the other Party’s independent accountants in connection with such requesting Party’s preparation of its annual, quarterly or pro forma financial statements); provided, however, that such out-of-pocket costs shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing. The cooperation and assistance provided for in this Section 5.1 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which the other Party was not allocated the employees involved in such function or service in connection with the Separation (including, employee benefits functions, risk management, etc.).

ARTICLE VI

INDEMNIFICATION

Section 6.1    Release of Pre-Distribution Claims.

(a)    Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VI, each Party (A) for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of its Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Party’s Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Separation and all other activities to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Group in respect of any such Liabilities.

(b)    Nothing contained in Section 6.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Merger Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any person from:

(i)    any Liability Assumed, Transferred, assigned or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement, the Merger Agreement or any Ancillary Agreement including (A) with respect to Linn, any Linn Liability, and (B) with respect to SpinCo, any SpinCo Liability;

(ii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iii)    any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group prior to the Effective Time;

(iv)    any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(v)    any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(24); and

(vi)    any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement, any Ancillary Agreement or any Continuing Arrangement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Merger Agreement, any Ancillary Agreement or any Continuing Arrangement.

In addition, nothing contained in Section 6.1(a) shall release a Party from indemnifying any director, officer or employee of the other Party who was a director, officer or employee of the other Party or any of its Affiliates on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations.

(c)    Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

(d)    It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 6.1(a) and 6.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.

Section 6.2    General Indemnification by Linn. Except as otherwise specifically set forth in any provision of this Agreement, the Merger Agreement or of any Ancillary Agreement, to the fullest extent permitted by Law, following the Effective Time, Linn shall and shall cause the other members of the Linn Group to indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees, arising out of, by reason of or otherwise in connection with any of the following items (without duplication): (a) the Linn Liabilities, or any failure of Linn, any other member of the Linn Group or any other Person to pay, perform or otherwise promptly discharge any Linn Liabilities in accordance with their terms, whether prior to, on or after the Effective Time; (b) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the SpinCo Group, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that (i) those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon written information that is either furnished to any member of the SpinCo Group by any member of the Linn Group or incorporated by reference by any member of the SpinCo Group from any filings made by any member of the Linn Group with the Commission pursuant to the Securities Act or the Exchange Act, (ii) such statement or omission was made or occurred after the Effective Date and (iii) such statement or omission relates to the Roan Business or Roan Resources; or (c) any breach by Linn of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3    General Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement, the Merger Agreement or of any Ancillary Agreement, to the fullest extent permitted by Law, following the Effective Time, SpinCo shall and shall cause the other members of the SpinCo Group to indemnify, defend and hold harmless the Linn Indemnitees from and against any and all Indemnifiable Losses of the Linn Indemnitees arising out of, by reason of or otherwise in connection with any of the following items (without duplication): (a) the SpinCo Liabilities, or any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time; (b) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Linn Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon written information that is either furnished to any member of the Linn Group by any member of the SpinCo Group or incorporated by reference by any member of the Linn Group from any filings made by any member of the SpinCo Group with the Commission pursuant to the Securities Act or the Exchange Act; (c) any breach by SpinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; or (d) any claims, demands or Liabilities arising out of the Separation that would not otherwise constitute Linn Liabilities, including without limitation any claims or demands made by any shareholder of Linn or SpinCo.

Section 6.4    Procedures for Indemnification.

(a)    Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each Linn Indemnitee or a SpinCo Indemnitee (each, an “Indemnitee”) shall give the other Party (the “Indemnifying Party”) notice of any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Subject to reasonable restrictions relating to confidentiality and privilege, each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement.

(b)    Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail (including, to the extent set forth in or readily apparent from the notices and documents received by the Indemnified Party, the facts and circumstances giving rise to such claim for indemnification), and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim), of the Third Party Claim promptly (and in any event within twenty (20) Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially and actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c)    Other than in the case of Taxes addressed in the Tax Matters Agreement, an Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable (provided that insurer-appointed counsel shall be automatically deemed acceptable) to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee, but shall have the right to employ separate counsel to participate in (but not control) the defense, compromise or settlement thereof at its own expense. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter.

(d)    Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 6.4(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or the other Party shall become aware that the subject matter of such Third Party Claim relates to a Liability of the other Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such other Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

(e)    If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, the applicable Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. However, the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and use its commercially reasonable efforts to make available to such other Party, at such other Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and use commercially reasonable efforts to make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(f)    No Indemnitee may settle or compromise any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)    In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief, to be entered, directly or indirectly, against any Indemnitee.

(h)    Except as otherwise set forth in Section 7.8, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party; provided that nothing in this Section 6.4(h) will impair any right of any Person to specific performance and other injunctive or equitable relief pursuant to Section 10.19. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.

(i)    Notwithstanding anything to the contrary herein, the Tax Matters Agreement, and not this Section 6.4 and/or Section 6.5, shall control with respect to any Third Party Claim relating to Taxes or Tax Returns.

Section 6.5    Cooperation In Defense And Settlement.

(a)    With respect to any Third Party Claim that implicates both Parties in a material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other Privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b)    Each of Linn and SpinCo agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which a Party (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 6.6    Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 6.7    Contribution.

(a)    If the indemnification provided for in Section 6.2 and Section 6.3 is held unenforceable or is unavailable for any reason to, or is insufficient to hold harmless, an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to any Indemnifiable Losses arising out of or related to information contained in the Disclosure Documents or other securities Law filing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnitee, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)    The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6.7(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 6.7(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.8    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss (and net of the reasonable out-of-pocket costs in recovering such Insurance Proceeds), (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 4.2 of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth in Section 4.2 of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)    The Parties acknowledge that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks contribution or indemnification pursuant to this Article VI; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder (including that an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds or Third Party Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds or Third Party Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement).

Section 6.9    Additional Matters; Survival of Indemnities.

(a)    The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement following the Effective Time.

(b)    The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, or (ii) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1    Preservation of Corporate Records.

(a)    Following the Effective Time, each Party shall retain all Records pertaining to such Party and its respective Group in existence at the Effective Time that are required to be retained under its current retention policies for a period of seven (7) years from the Distribution Date, and to make such Records available after the Effective Time for inspection and copying by the other Party (at such other Party’s expense), during normal business hours and upon reasonable request and upon reasonable advance notice, for any legitimate business purpose (including for financial reporting or tax purposes); provided, however, that the foregoing will not apply to Records previously delivered to the other Party in physical or electronic format, including an original or a copy of an original.

(b)    Notwithstanding anything to the contrary herein and other than with respect to Records relating to the Taxes of any member of either Group (in which event the provisions of the Tax Matters Agreement shall govern) and excluding Records previously delivered in physical or electronic format, including an original or a copy of an original, if on or before the seventh (7th) anniversary of the Distribution Date either Party (or any other member of such Party’s Group) wishes to destroy any Records that were in existence as of the Effective Time, then such Party shall (or shall cause such member of its Group to) give ninety (90) days’ prior written notice, including a reasonable description of the Records it wishes to destroy, to the other Party and (to the extent permitted by applicable Law) such other Party shall have the right at its option and expense, upon prior written notice given within such ninety (90)-day period to the first Party, to take possession or make copies of such Records within thirty (30) days after the date such notice is given by such other Party to the first Party.

Section 7.2    Auditors and Audits; Financial Statements and Accounting. Each Party agrees to provide the following assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 7.2, (i) at any time for reasonable business purposes relating to reporting, disclosure, other regulatory obligations and/or other obligations to Governmental Entities (including under applicable securities Laws or Laws in respect of Taxes); (ii) at any time to comply with the obligations under this Agreement, any Ancillary Agreement or any other agreements or arrangements entered into prior to the Effective Time with respect to which the requesting Party requires information from the other Party to fulfill the requesting Party’s obligations under such agreement or arrangement; (iii) from the Effective Time until the later of (x) two (2) years and (y) completion of each Party’s audit for the fiscal year ending December 31, 2018, solely with respect to the preparation and audit of each Party’s financial statements for the year ending December 31, 2018 (including financial statements for any interim periods), the printing, filing and public dissemination of such financial statements, the dissemination of earnings releases, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iv) in the event that any Party changes its auditors within three (3) years of the Distribution Date, upon reasonable written request by such Party to the other Party, for a period of up to one hundred and eighty (180) days from such change; (v) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission; and (vi) at any time for use in any judicial, regulatory, administrative, Tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, Tax or other similar requirements. Without limiting the foregoing, each Party agrees as follows:

(a)    Financial Statements. Each Party shall provide reasonable access to the other Party, on a timely basis, to all Information reasonably required to enable (i) the other Party to meet its schedule for the preparation, printing, filing, and public dissemination of its 2018 annual and quarterly financial statements and earnings releases and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the 2018 quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws, if required (such assessments and audit being referred to as the “2018 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to information to be included or contained in the other Party’s annual and quarterly financial statements and to permit the other Party’s auditors and management to complete the 2018 Internal Control Audit and Management Assessments, if required.

(b)    Access to Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements, each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (the other Party’s auditors, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its schedule for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Party’s Auditors and management its personnel and Records and other Information in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the 2018 Internal Control Audit and Management Assessments.

(c)    Quarterly and Annual Reports. Each Party agrees to deliver to the other Party a substantially final draft, as soon as the same is prepared, of (i) prior to the filing with the Commission of each Party’s annual report on Form 10-K for the year ended December 31, 2018, such Party’s quarterly reports on Form 10-Q to be filed with the Commission, and (ii) such Party’s annual report on Form 10-K to be filed with the Commission for the year ended December 31, 2018 and (iii) if required, any proxy materials to be filed with the Commission in respect of such Party’s 2019 annual meeting of stockholders (the documents described in clauses (i) , (ii) and (iii), the “Financial Reporting and Proxy Materials”), in each case at least ten (10) days prior to the expected date of filing; provided, however, that each Party may continue to revise its respective Financial Reporting and Proxy Materials prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any changes which they may consider making to the applicable Financial Reporting and Proxy Materials and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures. Each Party shall notify the other Party as soon as reasonably practicable after it becomes aware of any material accounting differences between its Financial Reporting and Proxy Materials and the other Party’s Financial Reporting and Proxy Materials with respect to transactions or activities conducted prior to or at the Effective Time, and the Parties shall subsequently confer and use commercially reasonable efforts to consult with each other in good faith and resolve such differences prior to the filing of the applicable Financial Reporting and Proxy Materials.

Nothing in this Section 7.2 shall require any Party to violate, or cause to be violated, any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business, jeopardize any Privilege available to such Party under applicable Law, including any attorney-client privilege or attorney work product protection, or contravene any applicable Laws; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use commercially reasonable efforts (i) to obtain such third party Consent to the disclosure of such Information (provided, further, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought (unless such Party is fully reimbursed or otherwise made whole by the requesting Party)), or (ii) to develop an alternative to providing such access or Information to the requesting Party so as to address such lack of access or Information in a manner reasonably acceptable to such requesting Party.

Section 7.3    Provision of Corporate Records. Other than in circumstances in which indemnification or contribution is sought pursuant to Article VI (in which event the provisions of such Article will govern) or for matters related to provision of Records relating to the Taxes of any member of either Group (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information and to any applicable provision of this Agreement, any Ancillary Agreement or the Merger Agreement:

(a)    After the Effective Time, upon the prior written request by either Party for specific and identified Information which relates to (x) such requesting Party (or a member of its Group) or the conduct of such Party’s Business, prior to the Effective Time, or (y) any Ancillary Agreement, the other Party shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the requesting Party has a reasonable need for such originals) in the possession or control of the other Party or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of the requesting Party; provided that, to the extent any originals (other than originals that are owned by the requesting Party) are delivered to any requesting Party pursuant to this Agreement or the Ancillary Agreements, such Party shall, at its own expense, return them to the Party having provided such originals within a reasonable time after the need to retain such originals has ceased.

(b)    Any Information provided by or on behalf of or made available by or on behalf of any Party hereto pursuant to this Article VII shall be on an “as is,” “where is” basis and no Party is making any representation or warranty with respect to such Information or the completeness thereof.

Section 7.4    Access to Information

(a)    Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), during the Pre-Consolidation Period, each of Linn and SpinCo shall afford to the other Party and the members of its Group, and its and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information and to preserve the completeness and integrity of the Information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its Business prior to the Effective Time, (y) any Ancillary Agreement or (z) the Merger Agreement. For the avoidance of doubt, the Parties’ obligations pursuant to this Section 7.4 shall terminate on the Consolidation Date.

(b)    Nothing in Section 7.3 or this Section 7.4 shall require any Party to violate, or cause to be violated, any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business, jeopardize any Privilege available to such Party under applicable Law, including any attorney-client privilege or attorney work product protection, or contravene any applicable Laws; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts (i) to obtain such third party Consent to the disclosure of such Information (provided, further, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought (unless such Party is fully reimbursed or otherwise made whole by the requesting Party)), or (ii) to develop an alternative to providing such access or Information to the requesting Party so as to address such lack of access or Information in a manner reasonably acceptable to such requesting Party.

(c)    Each Party further agrees that any permitted investigation undertaken by such Party pursuant to Section 7.3 or the access granted under this Section 7.4 shall be conducted in such a manner as not to interfere unreasonably with the operation of the other Party’s Business.

Section 7.5    Disposition of the Other Party’s Information.

(a)    Each Party acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Effective Time may include Information owned by the other Party or a member of the other Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a party.

(b)    Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and handled in accordance with Section 7.8 (except that such Information will not be used for any purpose) and (ii) subject to Section 8.1, to use commercially reasonable efforts within a reasonable time to (A) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs), or (B) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.

Section 7.6    Witness Services. Except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply, or for access with respect to Tax matters (to the extent governed by the provisions of the Tax Matters Agreement), at all times from and after the Effective Time for a period of seven (7) years, each of Linn and SpinCo shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and any member of its Group’s former (to the extent practicable) and then-current officers, directors, employees, personnel and agents as witnesses and any Records or other Information within its control or which it otherwise has the reasonable ability to make available (other than materials covered by any Privilege) to the extent that (i) such Persons (giving consideration to business demands of such officers, directors, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) where the requesting party is unable to provide or procure such Record, Information or the subject matter of such testimony without assistance from the other Party and (ii) there is no conflict in the Action between the requesting Party and the other Party (or any member of their respective Groups). A Party providing a witness to the other Party under this Section 7.6 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.7    Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 7.8    Confidentiality.

(a)    Notwithstanding any termination of this Agreement, for a period of three (3) years from the Distribution Date, each Party shall, and shall cause each of its respective Subsidiaries and the Recipients of such Party and its respective Subsidiaries to (i) hold in strict confidence and (ii) not disclose or release or, unless otherwise permitted by this Agreement, the Merger Agreement or any Ancillary Agreement, use, without the prior written consent of the other Party (which consent may be withheld in such Party’s sole and absolute discretion), any and all Confidential Information concerning the other Party; provided, that each Party and its Subsidiaries may disclose Confidential Information (A) to its and their respective Affiliates, officers, directors, employees, agents, representatives, accountants, counsel, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors (“Recipients”) who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (B) if either Party or any of its respective Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other applicable Law or stock exchange rule, (C) as required in connection with any Action by one Party or its Affiliates against the other Party or its Group, (D) as necessary to permit a Party of its Affiliates to prepare and disclose its financial statements, Tax Returns or other required disclosures, (E) as necessary for a Party or its Affiliates to enforce its rights or perform its obligations under this Agreement, the Merger Agreement or any Ancillary Agreement (including as necessary to obtain consents from third parties to any of the transactions contemplated hereby), (F) to Governmental Entities in accordance with applicable procurement regulations and contract requirements, (G) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information or (H) to the applicable administrative agent under and pursuant to the Existing Credit Agreement or the Blue Mountain Credit Agreement (subject to the confidentiality provisions under such agreement). Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (B) above, each Party, as applicable, shall promptly notify (to the fullest extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such demand or request and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, and reasonably cooperate with such affected Party at the affected Party’s expense in obtaining such order or remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall reasonably cooperate with such affected Party with any steps taken by such affected Party to ensure that confidential treatment is accorded such Confidential Information.

(b)    Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party rightfully in the possession of and used by the other Party in the operation of its Business as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Roan Business or the SpinCo Business, as the case may be; provided, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.8(a), except that Confidential Information may be disclosed to third parties other than those listed in Section 7.8(a), provided that such disclosure to such other third parties and any associated use of such information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Party’s rights to Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the other Party, except pursuant to Section 10.9.

(c)    The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.8 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof, without posting bond or other security, in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(d)    For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 7.9 and not by this Section 7.8. The provisions of this Section 7.8 shall survive any expiration or termination of this Agreement.

Section 7.9    Privileged Matters.

(a)    Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Linn Group and SpinCo Group, and that each of the members of the Linn Group and SpinCo Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities and other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.9 includes, but is not limited to, services rendered by legal counsel retained or employed by either Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b)    Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Linn and SpinCo, including pursuant to the Ancillary Agreements. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Linn or SpinCo, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters which involve both of Linn and SpinCo. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i)    All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both of Linn and SpinCo shall be subject to a shared Privilege among Linn and SpinCo with respect to such claims, proceedings, litigation, disputes or other matters at issue.

(ii)    Except as otherwise provided in Section 7.9(b)(i), Privileged Information relating to post-separation services provided solely to one of Linn or SpinCo shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(iii)    Linn shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Roan Business, whether or not the Privileged Information is in the possession of or under the control of any member of the Linn Group or any member of the SpinCo Group. Linn shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to any Linn Assets or Linn Liabilities in connection with any Action now pending or which may be asserted in the future, whether or not the Privileged Information is in the possession of or under the control of any member of the Linn Group or any member of the SpinCo Group.

(iv)    SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the SpinCo Business, whether or not the Privileged Information is in the possession of or under the control of any member of the Linn Group or any member of the SpinCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to any SpinCo Assets or SpinCo Liabilities in connection with any Action now pending or which may be asserted in the future, whether or not the Privileged Information is in the possession of or under the control of any member of the Linn Group or any member of the SpinCo Group.

(c)    The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.9(a) or (b):

(i)    Subject to Section 7.9(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. Consent shall be in writing, or shall be deemed to be granted unless written objection is made by such other Party within ten (10) Business Days after written notice is received by such other Party from the Party requesting such consent.

(ii)    If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of either Party or its Group, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own, and its Group’s, legitimate interests.

(iii)    If, within ten (10) Business Days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) Business Days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) Business Days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure.

(iv)    In the event of any litigation or dispute between or among the Parties or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d)    Upon receipt by any Party or by any member of its respective Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such Party shall promptly provide notice to the other Party of the existence of the request (which notice shall be delivered to the other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have, including under this Section 7.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(e)    The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Linn and SpinCo as set forth in Section 7.8 and this Section 7.9, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.5, 7.2, 7.3 and 7.4 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.5, 7.4 and 7.5 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.10    Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party (except to the extent set forth in the definitions of Linn Assets and SpinCo Assets). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.11    Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1    Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the general counsel of each Party and/or such other individual designated by each Party shall negotiate for a maximum of forty-five (45) days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The relevant Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Section 8.1 or 8.2.

Section 8.2    Mediation. If the Parties have not timely resolved the Agreement Dispute under Section 8.1, the Parties agree to submit the Agreement Dispute to mediation no later than ten (10) days following the end of the Negotiation Period, with such mediation to be conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”). The Parties to the Agreement Dispute agree to bear equally the CPR and mediator’s costs. The Parties agree to participate in good faith in the mediation for a maximum of fourteen (14) days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 8.2, either Party may then bring an Action in accordance with Sections 8.3 and 8.4 herein.

Section 8.3    Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Southern District of Texas or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within Harris County, Texas, to resolve any Agreement Dispute that is not resolved pursuant to Section 8.1 or 8.2. Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 8.1 and 8.2, either Party may apply to the above courts set forth in Sections 8.3(a) and 8.3(b) above for a temporary restraining order or similar emergency relief during the process set forth in Sections 8.1 and 8.2. Each of the Parties agrees, to the fullest extent permitted by law, that service by U.S. registered mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 8.3. Nothing in this Section 8.3 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.

Section 8.4    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

Section 8.5    Confidentiality. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 8.1 and 8.2, shall be considered “Confidential Information” under Section 7.8 herein.

Section 8.6    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.

Section 8.7    Ancillary Agreements. The provisions of this Article VIII and Section 10.18 (Governing Law) shall also apply, mutatis mutandis, to any dispute arising out of or in connection with any Ancillary Agreement (including its interpretation, performance or validity) that does not contain its own dispute resolution provisions. For clarity, for any Ancillary Agreement that contains its own dispute resolution provisions, such provisions shall govern and be interpreted without reference to or incorporation of this Agreement, unless and to the extent such Ancillary Agreement expressly incorporates provisions of this Agreement by reference.

ARTICLE IX

INSURANCE

Section 9.1    Policies and Rights Included Within Assets.

(a)    The Linn Assets shall include any and all rights of an insured party under each of the Policies (to the extent such rights may be extended to a Person who is not an Affiliate of the insured), subject to the terms of such Policies and any limitations or obligations of Linn contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any Party in or in connection with the conduct of the Roan Business or, to the extent any claim is made against Linn or any of its Subsidiaries, the conduct of the SpinCo Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Policies.

(b)    The SpinCo Assets shall include any and all rights of an insured party under each of the Policies (and, for clarity, SpinCo shall, both before and after the Effective Time, remain the policy owner of each Policy), subject to the terms of such Policies and any limitations or obligations of SpinCo contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any Party in or in connection with the conduct of the SpinCo Business or, to the extent any claim is made against SpinCo or any of its Subsidiaries, the conduct of the Roan Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Policies by SpinCo.

Section 9.2    Post-Effective Time Claims. If, subsequent to the Effective Time, any Person shall assert a claim against Linn or any of its Subsidiaries (including where Linn or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Roan Business and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Policies, Linn may act on behalf of all insured parties to assert and manage all claims and to collect any related Insurance Proceeds on behalf of all insured parties under such Policy. Linn shall have any and all rights of an insured party under such Policy including asserting claims and with respect to such asserted claim, be entitled to rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder. Linn shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax assessment or similar regulatory surcharges, that relates to the claims the subject of this Section 9.2 and Linn shall promptly reimburse SpinCo for any increases in premiums as a result of Linn’s collection of any Insurance Proceeds.

Section 9.3    Administration; Other Matters.

(a)    Administration. Subject to Section 9.9, from and after the Effective Time, except as otherwise provided herein or in any Ancillary Agreement, each of Linn and SpinCo shall be responsible for Claims Administration under the Policies with respect to its respective Insured Claims. During the Pre-Consolidation Period, each Party shall provide prompt notice to the other Party of any claims submitted by it or by its Subsidiaries under the Policies that would reasonably be expected to have a material adverse effect on the other Party or the other Party’s Business. Each Party shall be responsible for any amounts of its respective Insured Claims under the Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under the Policies.

(b)    Termination of Policies. During the Pre-Consolidation Period, neither Party may, without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), commute or otherwise terminate any Policies. On and after the Consolidation Date, SpinCo may terminate any Policy in its discretion, subject to Section 9.6.

(c)    Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

Section 9.4    Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, and such Insured Claims are not severable from each other and capable of being defended and settled separately (without prejudice to the Insured Claim of the other Party) (such claim, an “Inseparable Insured Claim”), the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense; provided, that either Party may settle any such Inseparable Insured Claim with the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Nothing in this Section 9.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 9.5    Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by either Party (or all of the Parties) to recover or obtain Insurance Proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, all Parties may join in any such Action and be represented by joint counsel and all Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.

Section 9.6    Directors and Officers Liability Insurance; Fiduciary Liability Insurance; Employment Practices Liability Insurance. SpinCo agrees that, from and after the Distribution Date to the sixth (6th) anniversary of the Consolidation Date, it will maintain in full force and effect the D&O Policies (or, through the purchase of extended discovery, the full benefits and coverage of such Policies) and shall not amend the terms of such Policies in a manner materially adverse to any director, officer or employee of Linn who was, prior to the Effective Time, or who will be, during the Pre-Consolidation Period, a director, officer or employee of Linn or any of its Affiliates. For the avoidance of doubt, Linn agrees that (i) on or prior to the Consolidation Date, Linn or its successor will obtain director and officer liability insurance Policies, and (ii) SpinCo shall have no obligation to provide coverage under the D&O Policies for Linn’s or its successor’s directors, officers or employees on or after the Consolidation Date. The provisions of this Section 9.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by the D&O Policies referenced in the preceding sentence.

Section 9.7    No Coverage for Post-Effective Occurrences. Linn, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Policies for acts or events that occur after the Effective Time, except as provided for in any Ancillary Agreement pursuant to which SpinCo (or another member of the SpinCo Group) makes available to Linn (or another member of the Linn Group) coverage under certain Policies to the extent provided for in the applicable Ancillary Agreement.

Section 9.8    Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 9.9    SpinCo as General Agent and Attorney-In-Fact. Should the provisions of Sections 9.1 and 9.2 as they pertain to Linn be challenged and/or fail their purpose, SpinCo shall act as agent and attorney-in-fact for Linn and thereby effectuate, on behalf of Linn, the provisions of Section 9.2 of this Agreement, with Linn reimbursing SpinCo for any reasonable, out-of-pocket costs or expenses that SpinCo actually incurs as a result of acting as agent and attorney-in-fact for Linn.

Section 9.10    Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of Linn and SpinCo shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Policies, each of Linn and SpinCo shall be entitled to receive its respective share of such cancellation premium credits.

ARTICLE X

MISCELLANEOUS

Section 10.1    Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Merger Agreement, including any related annexes, schedules and exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail unless specifically provided otherwise in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement or the Merger Agreement, such Ancillary Agreement or Continuing Arrangement or the Merger Agreement shall control. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement.

Section 10.2    Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements or the Merger Agreement.

Section 10.3    Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

Section 10.4    Survival of Agreements. Except as otherwise contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5    Expenses. Except as otherwise provided (a) in this Agreement, (b) in any Ancillary Agreement or (c) in the Merger Agreement, the Parties agree that Separation Expenses incurred prior to the Effective Time, shall be paid by SpinCo. Any expenses incurred by the Parties in connection with the transaction contemplated hereby that are not Separation Expenses incurred prior to the Effective Time or expenses otherwise referred to in the preceding sentence (“Other Expenses”) shall be paid by the Party incurring such Other Expenses; provided, however, that it is the intent of the Parties that (i) during the Pre-Consolidation Period, Linn will use a portion of the Retained Amount to pay any such Other Expenses, and (ii) on or after the Consolidation Date, Linn or its successor will pay any such Other Expenses. The Parties shall use their respective reasonable best efforts to cooperate to minimize such fees, costs and expenses. Notwithstanding anything to the contrary herein, the Tax Matters Agreement, and not this Section 10.5, shall control with respect to any expenses relating to Taxes.

Section 10.6    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) or by e-mail to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Linn:

Linn Energy, Inc.

600 Travis St.

Houston, Texas 77002

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Attn: Julian J. Seiguer

Email: julian.seiguer@kirkland.com

To SpinCo:

Riviera Resources, Inc.

600 Travis St.

Houston, Texas 77002

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Attn: Julian J. Seiguer

Email: julian.seiguer@kirkland.com

Section 10.7    Waivers. Waiver by a Party of any default by the other Party of any provision of this Agreement, the Merger Agreement or any Ancillary Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement, the Merger Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.8    Amendments. Subject to the terms of Section 10.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed on behalf of each of the Parties; provided that, until the Consolidation Date, any amendment or modification hereto that is or would reasonably be likely to be adverse to Linn, its Affiliates or Roan Holdings in any material respect shall require the prior written consent of Roan Holdings.

Section 10.9    Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 10.10    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.11    Certain Termination and Amendment Rights. This Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Linn without the approval of SpinCo or the stockholders of Linn. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Article VI shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.

Section 10.12    Payment Terms.

(a)    Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)    Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)    Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed to such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

Section 10.13    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.14    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be Assumed or otherwise performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.15    Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (ii) as provided in Section 9.6 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.16    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.17    Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Linn Group or SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Linn Group or SpinCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists. No Party shall, without the prior written consent of the other Party hereto (not to be unreasonably withheld, conditioned or delayed), be entitled to update the Schedules.

Section 10.18    Governing Law. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute or otherwise, shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction.

Section 10.19    Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions or other equitable relief to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.20    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.21    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, any Continuing Arrangement or the Merger Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 10.22    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.23    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Section 6.2 or Section 6.3).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

LINN ENERGY, INC.

By	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer

RIVIERA RESOURCES, INC.

By	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

Exhibit A

Assignment Agreement

[See attached]

Exhibit A

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2018 (the “Effective Date”), by and between Linn Energy, Inc., a Delaware corporation (“Linn”), and Riviera Resources, Inc., a Delaware corporation (“Riviera”). Linn and Riviera may be referred to herein individually, as a “Party”, and collectively, as the “Parties”.

RECITALS

WHEREAS, Linn owns one hundred percent (100%) of the issued and outstanding membership units (the “Membership Interests”) of Linn Merger Sub #1, LLC, a Delaware limited liability company (the “Company”), and therefore Linn is the sole member of the Company;

WHEREAS, in connection with the separation of Riviera from Linn (the “Spinoff”), Linn intends to undertake certain reorganization transactions in order to facilitate the Spinoff and to, among other things, provide for an organizational structure whereby, immediately prior to the consummation of the Spinoff, all of the Membership Interests will be held by Riviera (collectively, the “Reorganization”); and

WHEREAS, as part of the Reorganization, Linn desires to assign and contribute to Riviera, and Riviera desires to accept such assignment and contribution of, all of the Membership Interests pursuant to this Agreement such that, from and after the Effective Date, Riviera will be the sole member of the Company.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and the other agreements to be entered into by each of the Parties on or about the Effective Date, the Parties agree as follows:

1.      Assignment by Linn of the Membership Interests. As of the Effective Date, Linn irrevocably assigns, transfers, delivers, contributes and conveys to Riviera the Membership Interests (the “Membership Interest Assignment”), in each case, free and clear of all Encumbrances other than any Encumbrances that arise under federal or state securities laws generally. For purposes of this Agreement, the term “Encumbrances” means any mortgages, security interests, easements, transfer restrictions, rights, options, encumbrances, pledge, charge, adverse claim, preferential arrangement, or other similar restrictions or liens of any kind.

2.      Acceptance by Riviera. As of the Effective Date, Riviera accepts the Membership Interest Assignment, subject to the terms and conditions contained in this Agreement, and, in consideration of such assignment, assumes all of Linn’s liabilities, duties and obligations with respect to the Membership Interests.

3.      Withdrawal as Sole Member of the Company. As of the Effective Date, Linn withdraws as the sole member of the Company and Riviera is admitted as the sole member of the Company.

4.      As Is, Where Is. IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE MEMBERSHIP INTERESTS BEING ASSIGNED, TRANSFERRED, DELIVERED, CONTRIBUTED AND CONVEYED BY LINN PURSUANT TO THIS AGREEMENT ARE BEING SO ASSIGNED, TRANSFERRED, DELIVERED, CONTRIBUTED AND CONVEYED “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT LINN IS MAKING NO REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION: (A) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; OR (C) ANY OTHER IMPLIED WARRANTY OR REPRESENTATION OF ANY NATURE) REGARDING, RELATING TO OTHERWISE WITH RESPECT TO, THE MEMBERSHIP INTERESTS AND HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY SUCH REPRESENTATION, WARRANTY OR COVENANT. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5.      Further Assurances. Each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably requested by the other Party as necessary or useful in carrying out the purposes of this Agreement or of any other document delivered pursuant hereto.

6.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

7.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute but one and the same agreement.

8.      Amendments. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

9.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Each Party hereto irrevocably submits to the non-exclusive jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any cause of action arising out of or relating to this Agreement.

10.    No Third Party Beneficiaries. The provisions of this Agreement are not intended to confer (and shall not confer) upon any person not a party hereto any rights or remedies hereunder.

11.    Entire Agreement; Interpretation. This Agreement sets forth all of the Parties’ rights, responsibilities, liabilities and obligations with respect to the transactions contemplated by this Agreement and constitutes the entire agreement between the Parties with respect to the subject matter hereof.

12.    Headings. The Section headings contained in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

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13.    Waivers. Any Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

14.    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

LINN ENERGY, INC.

By:	/s/ Candice J. Wells
Name:	Candice J. Wells
Title:	Senior Vice President, General Counsel and Corporate Secretary

RIVIERA RESOURCES, INC.

By:	/s/ Holly Anderson
Name:	Holly Anderson
Title:	Executive Vice President and General Counsel

SIGNATURE PAGE TO

ASSIGNMENT AGREEMENT